Exhibit 5.1



                         [Hunton & Williams Letterhead]



                                  July 15, 1998


Dana Corporation
P.O. Box 1000
Toledo, Ohio  43697

                                DANA CORPORATION
             POST EFFECTIVE AMENDMENT NO. 1 ON FORM S-8 TO FORM S-4

Gentlemen:

     We have acted as special counsel to Dana Corporation, a Virginia corporation ("Dana"), in connection with Dana's Registration Statement on Form S-4 (Registration No. 33-52773) (the "Registration Statement"), including the filing of a Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (the "Amendment"). Dana filed the Registration Statement on May 15, 1998 in order to register shares of its common stock, par value $1.00 per share ("Dana Common Stock"), to be issued in connection with the merger (the "Merger") of Echo Acquisition Corp., a Connecticut corporation and a wholly-owned subsidiary of Dana ("Merger Sub"), with and into Echlin, Inc., a Connecticut corporation ("Echlin"), pursuant to an Agreement and Plan of Merger, amended and restated as of May 29, 1998, by and among Dana, Merger Sub and Echlin (the "Merger Agreement"). The Merger was consummated on July 9, 1998.

     The Amendment relates to the registration of up to 1,776,567 shares of Dana Common Stock (the "Shares"), of which (i) 1,692,930 shares are to be issuable pursuant to the Echlin, Inc. 1992 Stock Option Plan (the "1992 Plan"), and (ii) 83,637 shares are to be issuable pursuant to the Echlin, Inc. 1996 Non-Executive Director Stock Option Plan (the "Director Plan," and, together with the 1992 Plan the "Stock Option Plans"). Dana assumed the Stock Option Plans pursuant to the terms of the Merger Agreement.

     In connection with the foregoing, we have examined the Merger Agreement, the Registration Statement, and such certificates of Dana's officers and of public officials and such evidence of corporate action as we consider relevant as the basis for this opinion.

     For the purposes of the opinions expressed below, we have assumed: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals, and (iii) the legal capacity of natural persons.

Dana Corporation
July 15, 1998
Page 2


     Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

     (i) By resolutions approved at a meeting on May 3, 1998, the Board of Directors of Dana duly authorized the issuance of the Shares pursuant to the Stock Plans;

     (ii) Dana has taken all necessary corporate actions to duly authorize the issuance of the Shares; and

     (iii) when the Shares are issued in accordance with the terms and conditions of the Stock Plans as described in the Registration Statement, they will be validly issued, fully paid and nonassessable, and the holders of the Shares will have no personal liability as such under the laws of the Commonwealth of Virginia.

     We hereby consent to the filing of this opinion as an exhibit to the Amendment.

                                          Very truly yours,


                                         /s/ Hunton & Williams





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